CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

OF

TRIGEN-CINERGY SOLUTIONS OF ST. PAUL LLC

1.     The name of the limited liability company is Trigen-Cinergy Solutions of St. Paul LLC.

2.     The Certificate of Formation of the limited liability company is hereby amended by changing Article FIRST thereof so that, as amended, Article FIRST shall be and read as follows:

        FIRST: The name of the Company shall be: Cinergy Solutions of St. Paul, LLC.

3.     This Certificate of Amendment to the Certificate of Formation shall be effective as of October 16, 2003.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Trigen-Cinergy Solutions of St. Paul LLC effective as of October 16, 2003.

By: /s/Richard G. Beach Richard G. Beach Assistant Secretary